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                                                                    Exhibit 99.1
Company Press Release

Hewlett-Packard Veteran Carolyn Ticknor Joins Stamps.com Board of Directors and Former American Express Executive Christopher Hylen Joins Stamps.com Management Team

SANTA MONICA, Calif.--(BUSINESS WIRE)--July 12, 1999--Stamps.com, the innovator of Postage Server(TM) technology for the delivery of postage over the Internet, today announced the appointment of Carolyn Ticknor, president and CEO of Hewlett-Packard (NYSE:HWP - news) Company's LaserJet Imaging Systems to the
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Company's Board of Directors. Additionally, former American Express (NYSE:AXP -
                                                                          ---
news) executive Christopher Hylen has joined the company as senior vice
----
president of marketing.

"We are extraordinarily pleased to welcome Carolyn Ticknor to our board," said John Payne, Stamps.com president and CEO. "Her extensive, highly relevant business experience and unparalleled understanding of the printer and PC industry will be a tremendous addition during a key time in our company's development."

As president and chief executive officer of Hewlett-Packard Company's LaserJet Imaging Systems, Carolyn Ticknor brings over twenty years experience at HP in marketing, research, and management. She has worldwide management responsibility for HP's industry-leading LaserJet Printer, Mopier, and ScanJet scanner businesses. She also leads HP's Digital Workplace Strategy that integrates printing/copying, capture, network distribution, and value-added services.

"We are also pleased to welcome Chris Hylen to our management team," said John Payne. "Chris' leadership skills and extremely relevant experience in electronic commerce and small business services while at American Express will be a tremendous asset as we build Stamps.com into the premier Internet brand in the postage convenience category."

Christopher Hylen brings to Stamps.com broad experience in marketing, brand development, business development, electronic commerce, interactive and small business services, and product management. Mr. Hylen reports to Stamps.com President and CEO John Payne and is responsible for building Stamps.com brand awareness and market presence in the small business market and beyond. He will also oversee customer acquisition and retention strategies, service offerings, advertising and marketing communications.

About the USPS Information Based Indicia Program

Stamps.com is in the third and final phase of Beta market testing under the IBI Program. The Information Based Indicia Program (IBIP) is a U.S. Postal Service initiative committed to creating new, convenient, electronic access to postage for mailing customers. IBIP launches this opportunity with the introduction of digital postage, the Information Based Indicia (IBI) and the qualification of commercially developed products giving customers the ability to print postage using personal computers - PC Postage products. Through IBIP, the U.S. Postal Service delivers a higher level of convenience and security to customers with established performance and evaluation criteria for the IBI and PC Postage products. PC Postage is a certification mark owned by the U.S. Postal Service to distinguish products qualified as IBIP compliant. For more information, see the USPS Web site at www.usps.com/ibip.
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About Stamps.com

Stamps.com (Nasdaq:STMP - news) is a leading provider of highly secure
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transaction-oriented Internet services for small business, consumer and corporate users. Stamps.com partners include America Online, Inc. (AOL), Avery Dennison, Office Depot, Intuit's Quicken.com, Intel Corporation, MySoftware, Peachtree Software, Westvaco, and other leading Internet, office supply and technology companies.

Stamps.com is located at 3420 Ocean Park Blvd. Suite 1040, Santa Monica, CA 90405, tel (310) 581-7200, fax (310) 581-7500 and at http://www.stamps.com.
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors which could cause actual results to differ materially from those in the forward-looking statements are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's prospectus related to its initial public offering that was filed with the SEC on June 25, 1999.

_____________________
Contact:
  Media Contact
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  Alexander Ogilvy Public Relations Worldwide
  Holly Fisher, (415) 923-1660
  hfisher@alexanderogilvy.com
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  OR

  Company Contact
  Stamps.com
  Jeffrey Green, (310) 581-7200
  jeff@stamps.com
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